Exhibit 5.1
[ERVIN, COHEN & JESSUP, LLP LETTERHEAD]
File No. 736-414
March 23, 2007
Newpark Resources, Inc.
2700 Research Forest Drive, Suite 100
The Woodlands, Texas 77381
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”), to which this letter is attached as Exhibit 5.1, filed by Newpark Resources, Inc., a Delaware corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), (a) 2,000,000 shares of the Company’s Common Stock, par value $0.01 per shares (the “Common Stock”), reserved for issuance from time to time under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”), (b) 500,000 shares of Common Stock, reserved for issuance from time to time under the Company’s 1999 Employee Stock Purchase Plan, as amended (together with the 2006 Plan, the “Plans”), (c) 400,000 shares of Common Stock issued as restricted stock, (d) 400,000 shares of Common Stock, reserved for issuance upon the exercise of stock options granted under respective stock option agreements (the “Stock Option Agreements”). The foregoing shares of Common Stock are hereinafter referred to as the “Shares.”
     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement relating to the Shares has become effective under the Act, and upon the issuance and sale in conformity with and pursuant to the Plans or the Stock Option Agreements, as applicable, the Shares will be validly issued, fully paid and non-assessable.
     We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the General Corporation Law of the State of Delaware.
     With respect to the opinions expressed herein as to the due authorization and valid issuance of the Shares, in determining the number of shares of Common Stock authorized at any time, we have relied, without any further inquiry, on the Certificate of Incorporation issued by

Newpark Resources, Inc.
March 23, 2007

the Secretary of State of the State of Delaware. With respect to the opinions expressed herein as to the Shares being validly issued, fully paid and non-assessable when the Registration Statement relating to the Shares has become effective under the Act, and upon the issuance and sale in conformity with and pursuant to the Plans or the Stock Option Agreements, as applicable, we assume that the exercise price or purchase price per share (as applicable) will be at least equal to the par value per share of the Shares.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,
/s/ Ervin, Cohen & Jessup, LLP
ERVIN, COHEN & JESSUP, LLP